Exhibit 99.1

Armstrong Energy, Inc. Announces Results For the Three and Six Months Ended June 30, 2015

- Second quarter revenue totaled $93.1 million on 2.0 million tons sold with year-to-date revenue of $189.5 million on 4.0 million tons sold

- Adjusted EBITDA was $23.5 million in the second quarter and $36.7 million year-to-date

- Available liquidity totaled $83.2 million at June 30, 2015

ST. LOUIS, Aug. 14, 2015 /PRNewswire/ -- Armstrong Energy, Inc. ("Armstrong" or "we") today reported earnings for both the three and six month periods ended June 30, 2015. The following table highlights the key financial metrics for the periods.

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Tons of Coal Sold	2,039	2,475	4,005	4,832
Revenue	$93,139	$116,287	$189,474	$227,153
Adjusted EBITDA (1)	$23,548	$16,443	$36,668	$32,189
Average Sales Price per Ton	$45.68	$46.98	$47.31	$47.01
Cost of Coal Sales per Ton (2)	$34.41	$38.45	$37.20	$38.35
Adjusted EBITDA(1) per ton	$11.55	$6.64	$9.16	$6.66

[1]	Non-GAAP measure; please see definition and reconciliation below.
[2]	Includes revenue-based production taxes and royalties; excludes depreciation, depletion, and amortization; asset retirement obligation expenses; and general and administrative costs.

Revenue from coal sales of $93.1 million and $189.5 million for the three and six month periods ended June 30, 2015, respectively, are 19.9% and 16.6% lower than the comparable periods of the prior year largely due to the decrease in volume. The unfavorable revenue variances related to this decrease in volume were approximately $20.4 million and $38.9 million for the three and six months ended June 30, 2015, respectively, and are the result of a decline in customer demand during the second quarter and production and delivery issues during the first quarter due to the inclement weather experienced in western Kentucky.

Costs of coal sales of $70.2 million and $149.0 million for the three and six month periods ended June 30, 2015, respectively, are 26.3% and 19.6% lower than the comparable periods of the prior year due to both the decrease in volume and improved operating efficiency, primarily related to favorable repair and maintenance costs at our underground mines, lower diesel fuel costs and better mining conditions. The operating efficiencies in the current year were partially offset by adverse weather conditions that occurred in the first quarter of 2015.

Adjusted EBITDA of $23.5 million and $36.7 million for the three and six month periods ended June 30, 2015, respectively, are 43.2% and 13.9% higher than the comparable periods of the prior year. The increase in the second quarter of 2015, as compared to the same period of 2014, is due to a Kentucky sales and use tax refund of $4.5 million during the second quarter of 2015, an increase in gross margin and lower general and administrative costs experienced in the current quarter. Higher Adjusted EBITDA in the first half of 2015, as compared to the same period of the prior year, is due to the aforementioned Kentucky sales and use tax refund, lower general and administrative costs, partially offset by a year-over-year decline in gross margin.

General and administrative costs were $4.3 million and $8.9 million for the three and six month periods ended June 30, 2015, respectively, which were $0.5 million and $1.1 million lower than the comparable periods in 2014. These decreases are due primarily to lower expenses for labor and benefits, partially offset by higher legal and other professional fees.

Depreciation, depletion and amortization expense was $10.5 million and $27.4 million for the three and six month periods ended June 30, 2015, respectively, which were $0.8 million and $7.5 million higher than the comparable periods in 2014. The primary reason for these unfavorable variances was the recognition of approximately $6.3 million of additional expense related to the closure of the Lewis Creek underground mine during the first quarter of 2015.

New Underground Mine

Armstrong is continuing to develop an additional underground mine at our Parkway mine complex to extract coal from the West Kentucky #8 seam. Development is expected to be completed during the third quarter of 2015. Annual production capacity at the mine is eventually expected to be expanded to approximately 2.4 million tons. Capitalized development costs as of June 30, 2015 totaled approximately $24.3 million.

Liquidity

The principal indicators of our liquidity are our cash on hand and availability under our revolving credit facility. As of June 30, 2015, our available liquidity was $83.2 million, comprised of cash on hand of $63.3 million and $19.9 million available under our revolving credit facility.

We believe that existing cash balances, cash generated from operations and availability under our revolving credit facility will be sufficient to meet working capital requirements, anticipated capital expenditures and debt service requirements.

Short-term Outlook

Forecasted production for 2015 is lower than actual production during 2014 due to the closure of the Lewis Creek underground mine in early 2015 and lower production at our surface operations. We anticipate lower sales due to lower utility demand resulting from lower natural gas prices and utilities retiring coal-fired plant capacity due to new regulations. As of July 31, 2015, Armstrong currently has 8.4 million tons priced and committed for 2015 at an average price of $46.23 per ton.

Capital expenditures in 2015 are currently expected to be in a range of $27-$30 million related primarily to the development of a new mine to replace capacity that is depleting over the next several years.

Conference Call

A conference call regarding Armstrong's second quarter 2015 financial results will be held today at 11:00 am eastern time. To participate in the conference call, dial (866) 364-3821 and ask for the Armstrong Energy, Inc. conference call. A replay of the call will also be available in the "investor" section of Armstrong's website at http://www.armstrongenergyinc.com.

About Armstrong Energy, Inc.

Armstrong is a producer of low chlorine, high sulfur thermal coal from the Illinois Basin, with both surface and underground mines. Armstrong controls approximately 563 million tons of proven and probable coal reserves in Western Kentucky and currently operates seven mines. Armstrong also owns and operates three coal processing plants and river dock coal handling and rail loadout facilities which support its mining operations.

Financial Summary

Armstrong Energy, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$ 93,139	$ 116,287	$ 189,474	$ 227,153
Costs and Expenses:
Cost of coal sales, exclusive of items shown separately below	70,153	95,166	148,983	185,285
Production royalty to related party	2,053	2,240	4,054	4,264
Depreciation, depletion, and amortization	10,505	9,731	27,409	19,938
Asset retirement obligation expenses	717	500	1,584	1,008
General and administrative costs	4,283	4,743	8,922	9,989

Operating income (loss)	5,428	3,907	(1,478)	6,669
Other income (expense):
Interest expense, net	(8,870)	(8,290)	(17,247)	(16,534)
Other, net	4,595	245	4,624	427

Income (loss) before income taxes	1,153	(4,138)	(14,101)	(9,438)
Income tax provision	259	—	259	—

Net income (loss)	894	(4,138)	(14,360)	(9,438)
Income attributable to non-controlling interests	—	—	—	—

Net income (loss) attributable to common stockholders	$ 894	$ (4,138)	$ (14,360)	$ (9,438)

Armstrong Energy, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 63,303	$ 59,518
Accounts receivable	21,213	21,799
Inventories	10,464	10,552
Prepaid and other assets	2,886	2,962
Deferred income taxes	1,454	735

Total current assets	99,320	95,566

Property, plant, equipment, and mine development, net	399,211	408,740
Investments	3,448	3,372
Other non-current assets	23,958	24,769

Total assets	$ 525,937	$ 532,447

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 23,115	$ 27,593
Accrued liabilities and other	20,884	17,117
Current portion of capital lease obligations	2,048	2,426
Current maturities of long-term debt	5,598	4,929

Total current liabilities	51,645	52,065

Long-term debt, less current maturities	200,764	198,960
Long-term obligation to related party	129,515	110,713
Related party payables, net	8,218	18,172
Asset retirement obligations	14,033	17,379
Long-term portion of capital lease obligations	441	1,358
Deferred income taxes	1,454	735
Other non-current liabilities	9,020	8,208

Total liabilities	415,090	407,590
Stockholders' equity:
Common stock, $0.01 par value, 70,000,000 shares authorized, 21,853,224 and 21,936,844 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	218	219
Preferred stock, $0.01 par value, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	—	—
Additional paid-in-capital	238,691	238,549
Accumulated deficit	(124,553)	(110,193)
Accumulated other comprehensive loss	(3,532)	(3,741)

Armstrong Energy, Inc.'s equity	110,824	124,834
Non-controlling interest	23	23

Total stockholders' equity	110,847	124,857

Total liabilities and stockholders' equity	$ 525,937	$ 532,447

Armstrong Energy, Inc. and Subsidiaries
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Six Months Ended June 30,
	2015	2014
Cash Flows from Operating Activities:
Net loss	$(14,360)	$ (9,438)
Adjustments to reconcile net income to cash provided by operating activities:
Non-cash stock compensation expense	141	(117)
Income from equity affiliate	(76)	(15)
Loss on disposal of property, plant and equipment	72	2
Amortization of original issue discount	412	365
Amortization of debt issuance costs	751	621
Depreciation, depletion and amortization	27,409	19,938
Asset retirement obligation expenses	1,584	1,008
Non-cash activity with related party, net	8,849	7,064
Non-cash interest on long-term obligations	12	(16)
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	586	(779)
Decrease in inventories	88	338
Decrease in prepaid and other assets	77	1,317
Decrease (increase) in other non-current assets	46	(2,801)
(Decrease) increase in accounts payable and accrued liabilities	(4,728)	5,147
Increase in other non-current liabilities	812	498

Net cash provided by operating activities:	21,675	23,132
Cash Flows from Investing Activities:
Investment in property, plant, equipment, and mine development	(14,402)	(6,843)
Proceeds from disposal of fixed assets	475	5

Net cash used in investing activities	(13,927)	(6,838)
Cash Flows from Financing Activities:
Payment on capital lease obligations	(1,296)	(1,509)
Payment of long-term debt	(2,667)	(3,741)
Repurchase of employee stock relinquished for tax withholdings	—	(87)

Net cash used in financing activities	(3,963)	(5,337)

Net change in cash and cash equivalents	3,785	10,957
Cash and cash equivalents, at the beginning of the period	59,518	51,632

Cash and cash equivalents, at the end of the period	$ 63,303	$ 62,589

Adjusted EBITDA

The following table reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP measure:

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Net loss	$894	$(4,138)	$(14,360)	$(9,438)
Income tax provision	259	—	259	—
Depreciation, depletion and amortization	10,505	9,731	27,409	19,938
Asset retirement obligation expenses	717	500	1,584	1,008
Non-cash production royalty to related party	2,053	2,240	4,054	4,264
Interest expense, net	8,870	8,290	17,247	16,534
Non-cash stock compensation expense	83	(180)	141	(117)
Non-cash employee benefit expense	167	—	334	—

Adjusted EBITDA	$23,548	$16,443	$36,668	$32,189

Adjusted EBITDA is a supplemental measure of our performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (GAAP). It is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

We define "Adjusted EBITDA" as net income (loss) before deducting net interest expense, income taxes, depreciation, depletion and amortization, asset retirement obligation expenses, non-cash production royalty to related party, loss on settlement of interest rate swap, loss on deferment of equity offering, gain on settlement of asset retirement obligations, non-cash stock compensation expense, non-cash employee benefit expense, non-cash charges related to non-recourse notes, gain on deconsolidation, and (gain) loss on extinguishment of debt. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Adjusted EBITDA in the same manner. We present Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it is useful to an investor in evaluating our Company.

Various statements contained in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "anticipate," "potential," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this release speak only as of the date of this release; we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These and other important factors may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. When considering any forward-looking statements, you should keep in mind the cautionary statements in our SEC filings, including the more detailed discussion of these factors and other factors that could affect our results included in "Risk Factors" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2015.

CONTACT: Richard Gist, rgist@armstrongcoal.com, 314-721-8202